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                                                                   EXHIBIT 10.32

DEFERRED INCOME PLAN


PURPOSE

LSI's Deferred Income Plan ("DIP") is intended to provide an additional long-term incentive to regular, full-time employees.

The Deferred Income Plan is not intended to alter LSI's "At Will" Policy and is not a guarantee of continued employment.


POLICY

Effective January 1, 1991, and each year thereafter until changed or terminated by the Company's Board of Directors, in addition to the annual discretionary bonus an employee receives, the Company will be deemed to have contributed an amount equal to 100% of the employee's bonus to a phantom account for the employee (the "Account") under the Deferred Income Plan. Each Deferred Income amount will be deemed to have been contributed on the same day that the employee's discretionary bonus for the prior year is distributed (the "Bonus Payment Date"). No amount in an Account will be deemed to earn interest or its equivalent.


PROCEDURE

Each deemed contribution to an employee's Account will be available for distribution, at the discretion of the Company, at the rate of up to 25% per annum, beginning one year after the deemed contribution is made. If less than 25% of a deemed contribution is distributed in any year, the portion not distributed will be available for distribution at the discretion of the Company in any subsequent period. Any distribution made is subject to the discretion of the Company and is based upon the Company's performance during the fiscal year related to which a distribution is made, as measured against its annual budget for such year, and the Company's existing and projected cash requirements. Any distributions will typically be made on the applicable Bonus Payment Date.

The Deferred Income Plan is available to all regular, full-time employees, including Directors of Leasing. Contributions to the Deferred Income Plan on behalf of Directors of Leasing will be on a special formula basis approved by the President of the Company.

No distribution will be payable to any person unless such person is a regular, full-time employee on the date such distribution is to be made.